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                                                                    EXHIBIT 23.8

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

     We hereby consent to the references to our firm under the captions "Information about the Registrant -- Oil and Gas Properties", "Oil and Natural Gas Properties" in Note 12 to the Financial Statements of Remington Oil and Gas Corporation and "Experts", and to the use of the summary of our report setting forth the oil and gas reserves of Remington Oil and Gas Corporation (the "Company"), as of December 31, 1998, in its Form S-4, and all amendments thereto and in the related Prospectus and Proxy Statement, as may be amended from time to time, of the Company.

                                            MILLER AND LENTS, LTD.

Dallas, Texas
August 13, 1998